CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated November 24, 2014, accompanying the financial statements of Insured Municipals Income Trust, Series 633 (included in Van Kampen Unit Trusts, Municipal Series 994) as of July 31, 2014, and for the period from August 24, 2011 (date of deposit) through July 31, 2012 and for each of the two years in the period ended July 31, 2014 and the financial highlights for the period from August 24, 2011 (date of deposit) through July 31, 2012 and for each of the two years in the period ended July 31, 2014, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-173999) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 24, 2014